UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report: October 20, 2010
(Date of earliest event reported)
BigBand Networks, Inc.
(Exact Name of Registrant as specified in Charter)

Delaware (State or other Jurisdiction of incorporation)	Commission File No.: 001-33355	04-3444278 (I.R.S. Employer Identification No.)
475 Broadway Street
Redwood City, California 94063
(Address of Principal Executive Offices, including zip code)
(650) 995-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     As previously reported on Form 8-K, on October 19, 2010, BigBand Networks, Inc. (the “Company”) notified the Nasdaq Stock Market (“Nasdaq”) that upon the resignation of Harald Braun from the audit committee of the Board of Directors due to his appointment as an executive officer of the Company, the Company currently has only two directors on its audit committee. As such, the Company is not currently in compliance with the “three member audit committee” requirement of Nasdaq Listing Rule 5605-4.
     On October 20, 2010, in response to the Company’s notification, the Company received a notice from Nasdaq, confirming receipt of the Company’s prior notice of non-compliance with Nasdaq Listing Rule 5605. The notice from Nasdaq indicated that, consistent with Nasdaq Listing Rule 5605(c)(4), Nasdaq will provide the Company with a cure period to regain compliance as follows: (i) until the earlier of the Company’s next annual shareholders’ meeting or October 19, 2011, or (ii) if the Company’s next annual shareholders’ meeting is held before April 18, 2011, then the Company must evidence compliance no later than April 18, 2011. If the Company does not regain compliance by such date, Nasdaq rules require the Nasdaq Staff to provide written notice to the Company that its securities will be delisted and, at that time, the Company may appeal the delisting determination.
     The Company currently intends to appoint an additional member to its audit committee prior to the end of the cure period provided by the Nasdaq rule.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIGBAND NETWORKS, INC.
Date: October 22, 2010	By:	/s/ Robert Horton
Robert Horton
Senior Vice President & General Counsel